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                                  EXHIBIT 21


                        SUBSIDIARIES OF THE REGISTRANT

Twin Disc, Incorporated, the registrant (a Wisconsin Corporation) owns directly or indirectly 100% of the following subsidiaries:

     1.     Twin Disc International, S.A. (a Belgian corporation)

     2.     Twin Disc Technodrive Srl  (an Italian corporation)

     4.     Rolla Sp Propellers SA (a Swiss corporation)

     3.     Twin Disc Srl (an Italian corporation)

     4.     Twin Disc (Pacific) Pty. Ltd. (an Australian corporation)

     5. Twin Disc (Far East) Ltd. (a Delaware corporation operating in Singapore and Hong Kong)

     6.     Mill-Log Equipment Co., Inc. (an Oregon corporation)

     7.     Twin Disc South East, Inc. (a Florida corporation)

     8.     Technodrive SARL (A French corporation)

Twin Disc, Incorporated also owns 66% of Twin Disc Nico Co. LTD.

The registrant has no parent nor any other subsidiaries. All of the above subsidiaries are included in the consolidated financial statements.